White Mountain Terminates Letter of Intent with Korean Consortium and Provides Project Update

SANTIAGO, Chile, August 20, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that further to News Releases of June 29 and July 9, 2012 and following a meeting of the Company’s Board of Director’s, White Mountain has terminated the Letter of Intent (“LOI”) with Hyundai Welding Co., Ltd. (“Hyundai Welding”) and Korea Resources Corporation (“KORES”).

The Company terminated the LOI as Hyundai Welding and KORES failed to make required initial payments by the August 17, 2012 extended deadline. Furthermore, the Korean consortium failed to sign a Loan Agreement, which would have started the process of reaching a Definitive Agreement as outlined in the nonbinding provisions of the LOI.

Commenting on the termination of the LOI, Michael Kurtanjek, White Mountain's President and Chief Executive Officer, said, “While disappointed with the outcome of the announced transaction with Hyundai Welding and KORES, the Company’s priority and commitment to advance the Cerro Blanco rutile project to final feasibility remains in place.”

Mr. Kurtanjek then provided a brief project update, stating that, “All roads and pads for the next round of drilling on the Las Carolinas and La Cantera prospects have been constructed. Recently announced encouraging, initial analytical results from a surface rock sampling program on three newly discovered rutile target areas and the Chascones prospect have been incorporated into the Cerro Blanco geologic model. Our engineering team continues to progress the project’s engineering and detailed design work and the Environmental Impact Statement is nearing completion. Bids to prepare a final feasibility study have been received from four consulting engineering firms and are currently being evaluated by the Company’s management and engineering personnel.”

Mr. Kurtanjek concluded by saying that, “In addition to the Korean consortium, the Company has been approached by several parties expressing an interest in participating in the Cerro Blanco project. With the termination of the LOI, management will now be in a position to enter into discussions with these parties with the Company holding full ownership of the project.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Chairman
(56) 2 657-1800	(604) 408-2333